For Immediate Release
BofI Holding, Inc. and BofI Federal Bank Grieve the Passing of
Founder and Director Jerry F. Englert

SAN DIEGO, CA - (Marketwired - June 2, 2014) - BofI Holding, Inc. (Nasdaq: BOFI) and its subsidiary BofI Federal Bank (together, the “Company”), announce with great sadness that Jerry F. Englert, a Company founder and member of its Board of Directors, passed away on Wednesday, May 28, 2014.

Mr. Englert was President and Chief Executive Officer of the Company from July 1999 to October 2004 and Chairman of the Board of Directors from 1999 to 2009. Among his many contributions, Mr. Englert also served as Chairman of the Nominating Committee and as a member of the IAR Committee.

“Jerry’s profound commitment to the Company, his advice and unique style will be greatly missed. We have lost an irreplaceable friend and contributor. Our thoughts and deepest sympathy are with his family,” said Chairman of the Board Ted Allrich and President and Chief Executive Officer Greg Garrabrants.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (NASDAQ: BOFI) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $3.8 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index and the S&P SmallCap 600® Index.

Contact:

BofI Holding, Inc.
Email: investors@bofi.com
web: www.bofiholding.com